As filed with the Securities and Exchange Commission on November 4, 2014
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOMINOVAS ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	4911	20-5854735
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

1395 Chattahoochee Ave.
Atlanta, GA 30318
Telephone 800-679-1249
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nevada Agency and Transfer Company
50 W. Liberty St., Suite 880
Reno, NV 89501
Telephone 775-322-0626
(Address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:

Frederick C. Bauman, Attorney
6440 Sky Pointe Dr., Suite 140-149
Las Vegas, NV 89131
Telephone 702-533-8372
Email: fred@lawbauman.com
(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, par value $$0.001 per share	75,000,000	$.06	$4,500,000	$522.90

(1)
Consists of (i) up to 75,000,000 shares of common stock to be sold by Kodiak Capital Group, LLC (“Kodiak”) pursuant to an Equity Purchase Agreement dated October 10, 2014.  In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Based on the average of the high and low transactions prices on October 24, 2014.  The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	Calculated under Section 6(b) of the Securities Act of 1933 as $.00012880 of the aggregate offering price.

We hereby, amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED _______________, 2014

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Dominovas Energy Corporation
75,000,000 Common Shares

The selling stockholders identified in this prospectus may offer and sell up to 75,000,000 shares of our common stock, which will consist of up to 75,000,000 shares of common stock to be sold by Kodiak Capital Group, LLC (“Kodiak”) pursuant to an Equity Purchase Agreement dated October 10, 2014.  If issued presently, the 75,000,000 shares of common stock registered for resale by Kodiak would represent 82.83% of our issued and outstanding shares of common stock as of October 21, 2014.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by Kodiak or any of the other selling stockholders.  However, we will receive proceeds from our initial sale of shares to Kodiak pursuant to the Equity Purchase Agreement.  We will sell shares to Kodiak at a price equal to 80% of the closing bid price for our common stock during the five consecutive trading day period beginning on the date on which we deliver a put notice to Kodiak.  We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.

Kodiak is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol “DNRG”.  On October 24, 2014, the last reported sale price for our common stock was $0.06 per share.

Prior to this offering, there has been a very limited market for our securities.  While our common stock is on the OTC Bulletin Board, there has been negligible trading volume.  There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2014.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Summary Information	3

Risk Factors	5

Dilution	11

Selling Shareholders	11

Plan Of Distribution	16

Legal Proceedings	18

Directors, Executive Officers, Promoters, And Control Persons	18

Security Ownership Of Certain Beneficial Owners And Management	20

Description Of Securities	21

Interest Of Named Experts	22

Disclosure Of Commission Position On Indemnification For Securities Liabilities	22

Description Of Business	23

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	28

Certain Relationships And Related Transactions	33

Market For Common Equity And Related Stockholder Matters	33

Executive Compensation	36

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure	37

Financial Statements	F-1

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our company that is not contained in this prospectus.  Information contained in this prospectus may become stale.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares.  Our business, financial condition, results of operations, and prospects may have changed since those dates.  The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Dominovas” the “Company,” “we,” “us,” and “our” refer to Dominovas Energy Corporation, a Nevada corporation.

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Company Organization

Dominovas Energy Corporation (“us”, “we” or “our”) is a Nevada corporation formed on February 2, 2005.  We are in the business of developing fuel cell / alternative energy projects internationally.  Our principal executive office is located at 1395 Chattahoochee Avenue in Atlanta, GA, 30318.   Our telephone number is 800-679-1249.

Business

Our operations to date have been devoted primarily to start-up and development activities, which include marketing activities, intended to form relationships with potential joint venture partners and host governments, as well as with the suppliers, OEMs, and vendors of components of our fuel cell systems.  We have also developed a proprietary system used in the managing of our fuel management systems.  We currently have several fuel cell projects in early stages of planning and development.

From the inception on February 2, 2005, until the date of this filing we had no revenues.  From inception to May 31, 2014, we had a net loss of $6,065,547.

From inception until May 31, 2014, we raised an aggregate of $4,852,882 from the sale of our common stock.  We used the proceeds of these offerings for working capital.

Kodiak Equity Purchase Agreement and Registration Rights Agreement

This prospectus includes the resale of up to 75,000,000 shares of our common stock by Kodiak.  Kodiak will obtain our common stock pursuant to the Equity Purchase Agreement entered into by Kodiak and us, dated October 10, 2014.  In October 2014, Kodiak received a one-time issuance of a $165,000 convertible Note as a commitment fee for the investment.

Although we are not mandated to sell shares under the Equity Purchase Agreement, the Equity Purchase Agreement gives us the option to sell to Kodiak, up to $3,000,000 worth of our common stock (“Put Shares”), par value $0.001 per share, over the period ending December 31, 2015.  We will not be able to sell $3,000,000 of Put Shares to Kodiak and access the full amount contemplated by the Equity Purchase Agreement unless one or more market makers maintain a tighter bid / ask spread.  As last reported on October 21, 2014, the bid price for our stock was $0.01, the ask price was $1.00 and the stock traded at $0.06.  We are registering 75,000,000 shares on the assumption that the bid / ask spread will tighten to $0.05 / $0.06.  There is no assurance that the bid / ask spread of our common stock will tighten in the future.  The registration statement does not cover the offer and possible sale of $3,000,000 of our shares at a current discounted bid of $0.008 or approximately 80% of $0.01 (our bid price at the close of business on October 21, 2014) as this would require us to sell 375,000,000 shares of common stock to Kodiak and the registration statement only covers the sale of up to 75,000,000 shares.  At a current discounted bid price of $0.008, the sale of 75,000,000 shares to Kodiak would result in $600,000 in proceeds.

The purchase price of the common stock will be set at eighty percent (80%) of the lowest closing bid price of the common stock during the pricing period. The pricing period will be the five consecutive trading days immediately after the put notice date. On the Put Notice date, we are required to deliver Put Shares to Kodiak in an amount (the “Estimated Put Shares”) determined by dividing the closing bid price on the trading day immediately preceding the Put Notice date multiplied by 80%; and Kodiak is required to simultaneously deliver to our representative, to hold in escrow, the investment amount indicated on the Put Notice.  At the end of the pricing period when the purchase price is established and the number of Put Shares for a particular Put is definitely determined, Kodiak must return to us any excess Put Shares provided as Estimated Put Shares or alternatively, we must deliver to Kodiak any additional Put Shares required to cover the shortfall between the amount of Estimated Put Shares and the amount of Put Shares.  At the end of the pricing period we must also return to Kodiak any excess related to the investment amount previously delivered to us.

Kodiak is not permitted to engage in short sales involving our common stock during the commitment period ending December 31, 2015.  In accordance with Regulation SHO, however, sales of our common stock by Kodiak after delivery of a Put Notice of such number of shares reasonably expected to be purchased by Kodiak under a Put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required.  Kodiak is not required to purchase the Put Shares unless:

•	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable Put shall have been declared effective.

•	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities.

•	We shall in a timely manner have filed with the SEC all reports, notices, and other documents required.

We believe that we will be able to meet all of the above obligations mandated in the Equity Purchase Agreement set forth above.

Summary of the Offering

Shares currently outstanding:	90,547,200 common shares.

Shares being offered:
The selling stockholders identified in this prospectus may offer and sell up to 75,000,000 shares of our common stock, which will consists of up to 75,000,000 shares of common stock to be sold by Kodiak pursuant to the Equity Purchase Agreement. If issued presently, the 75,000,000 shares of common stock registered for resale by Kodiak would represent 82.83% of our issued and outstanding shares of common stock as of October 21, 2014.

Offering Price per share:
The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:
We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will receive proceeds from our initial sale of shares to Kodiak pursuant to the Equity Purchase Agreement. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.

OTC Markets Symbol:	DNRG

Risk Factors:	See “Risk Factors” beginning on page 5 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Financial Summary

The tables and information below are derived from our audited financial statements for the period from February 2, 2005 (Inception) to August 31, 2013 and our unaudited consolidated financial statements for the nine months ended May 31, 2014.  Our working capital as of May 31, 2014 was ($320,367).   As of May 31, 2014, we had cash on hand of $82,078.

Financial Summary

May 31, 2014

Cash	$82,078
Total Assets	$380,405
Total Liabilities	$434,386
Total Stockholder’s Equity (Deficit)	$(98,981)

Statement of Operations

February 2, 2005 (Inception) to May 31, 2014

Revenue	$0
Total Expenses	$(6,065,547)
Net Loss for the Period	$(6,065,547)
Net Loss per Share	$(0.0667)

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Risks Related to Our Business

We have limited operating history and face many of the risks and difficulties frequently encountered by a development stage company.

To date, our efforts have been focused primarily on the research, design, development and marketing of our business model. We, including our subsidiary, have limited operating history for investors to evaluate the potential of our business development. We have limited net revenues and net income from operations.  There can be no assurance that we will be able to implement our business plan based on the foregoing factors.

We expect to compete with more established and well-recognized companies, which may have a competitive advantage.

We operate primarily in the fuel cell industry with a number of small and large companies in the United States and abroad.  We expect that some of our competitors and potential competitors have substantially greater capital resources and more experience in our industry and may have significant competitive advantages.  Some of our competitors are part of national or international companies and may be able to receive administrative, financial and other support that reduce their operating costs; these companies may also have successful marketing and promotional campaigns.

Our future success is dependent, in part, on the performance and continued service of our officers and directors, and any loss of their services would likely result in material and adverse effects on our operating results.

We depend upon the experience, abilities, and continued services of our officers and directors.  The loss of the services of our officers could have a materially adverse effect on our business, financial condition, or results of operations.

If we cannot hire or retain skilled executive, managerial and technical personnel, our business can be adversely affected.

A failure to attract and retain qualified individuals for our senior executive and technical positions could adversely affect our operations and any future revenues.  We continue to seek additional qualified personnel in order to expand our development efforts and operations.  There is no assurance that we will be able to attract and retain any such qualified personnel.

Our products do not yet have an operational history of running at full capacity on an extended basis in the emerging markets that we intend to enter.

The modules included in our products have been operated successfully in a number of locations on a trial or limited scale basis.  However, the products have not yet been demonstrated operating at full capacity in the emerging markets we intend to enter.

The market for our products is not widely established, and competitors may better predict how the market will develop.

There is a significant market risk resulting from the fact that our products and technology, as well as fuel cell technology in general, have not yet been fully accepted by the target markets.  Significant efforts are still required to overcome the market’s heavy reliance on traditional power sources.  Additionally, competing makers of fuel cell systems may better predict the direction in which the market may develop.  We will need to continue to invest in research into new and improved fuel cell technologies in order to remain competitive.

The power industry regulatory framework may disfavor fuel cells as a source of power.

A number of power generating technologies that we consider to be less competitive receive significant government subsidies.  To the extent that technologies such as solar, wind, bio-fuel and geothermal energy are favored by governmental policies and programs and fuel cells are not, it will make it more difficult for us to overcome these economic incentives for our potential customers to select the favored technologies.

We will require financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Initially, seed money is needed to fund our international projects and for working capital to build and carry our power generating facilities until payment is made by our customers. Our capital requirements to implement our business strategy will be significant. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to significantly expand our operations and undertake performance under some of the important contracts we have been awarded. If we are unable to obtain financing on acceptable terms, we could be forced to delay or scale back our business plan. Additionally, such inability to obtain financing on acceptable terms could have a materially adverse effect on our business, operating results, or financial condition. Currently, we have no established bank-financing arrangements.  Therefore, it is likely we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We may face damage to our professional reputation or legal liability if our potential clients are not satisfied with our services.

As a development stage company in the fuel cell industry, we will initially depend to a large extent on our relationships with our potential clients and our reputation for professional services and integrity to attract and retain clients.  The members of the target industries are likely to communicate with one another. As a result, if a client is not satisfied with our services or it may be more damaging in our business than in other businesses.

We may face legal liabilities from warranty claims made against our products.

Our agreements with customers may involve projects that are critical to the operations of our clients’ businesses. If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts, which are designed to limit our exposure to legal claims relating to our services, may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. If a legal judgment is rendered against us we may be forced to limit out proposed operations or cease our operations.   Defending ourselves in any large lawsuit would likely result in a materialy adverse effect on our operations.

Risk Related To Our Capital Stock

Our securities are considered highly speculative because of the early stage of development and nature of our business.

We operate in an industry that is highly competitive, fast developing, and subject to rapid technological advances. We do not have a significant market presence and have generated limited revenues. Any profitability of our business depends on our successfully executing our business plan, which is subject to the risks inherent in any new business and those risks specific to the fuel cell industry. In addition, we continue to seek additional investment either through debt or equity to develop our business plan and to sustain our future business operations.

Our securities are subject to the ‘‘Penny Stock’’ regulations of the SEC, which may restrict trading of our common stock in the event a trading market develops for our shares.

The SEC defines a ‘‘penny stock’’ as any equity security other than a security excluded from such definition by Rule 3a51-1 of the Exchange Act. Generally, a ‘‘penny stock’’ is any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since our shares are not listed on a national stock exchange and the market price of our shares is less than $5.00 per share, our securities are subject to the penny stock rules under Rule 15g-9 of the Exchange Act, which imposes restrictions on broker-dealers who sell to persons other than established customers and accredited investors.

The penny stock rules require a broker-dealer to, prior to the sale of the penny stock, approve the purchaser’s account for transactions in penny stocks by obtaining the purchaser’s information regarding his or her financial situation, investment experience and investment objectives. The broker-dealer must deliver a standardized risk disclosure document prepared by the SEC to provide the purchaser with additional information including current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the purchaser’s account. The broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and that the purchaser has sufficient knowledge and experience in financial matters. In addition, the broker-dealer must receive the purchaser’s written agreement to the transaction. These additional requirements may affect the ability of broker-dealers to trade our securities and reduce the level of trading activity in the secondary market. As a result, penny stock rules limit the marketability of our common stock and may discourage investors from purchasing our common stock at such time, if ever, that our stock is available for market purchase.

Future sales or issuances of substantial amounts of our common stock could affect the market price of our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.

Future sales or issuances of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, in the public market, or perceptions that those sales, issuances and/or conversions could occur, could adversely affect the price of our common stock at such time, if ever, that our stock is traded, and our ability to raise capital in the future. At the present time, we expect that we will require substantial amounts of outside funding to finance our operations and pay our obligations under an acquisition contract, which could be raised through the sale of our common stock or securities exercisable or convertible into our common stock. Our ability to issue additional shares of our common stock or any class of stock that is convertible into shares of common stock may be limited by the causing an ‘‘overhang’’ that may reduce the price of our common stock if, as and when there is trading in our common stock.

We will incur significant costs as a result of operating as a public company, and our management will devote significant time to new compliance initiatives.

We will incur significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, and regulations regarding corporate governance practices, such as accurately and timely filing annual and interim reports, soliciting proxies for annual and special meetings of stockholders, conflicts of interest policies and a code of conduct. Our management and other personnel will need to devote a significant amount of time to ensure that we comply with all of these requirements. Moreover, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time- consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

We have not conducted an audit of our internal controls over financial reporting.

We are subject to Section 404 of The Sarbanes-Oxley Act of 2002 and the related rules of the SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with the second annual report that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. In the event we are no longer a smaller reporting company, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting.  To date, our independent registered accounting firm has not conducted a review of our internal control for the purpose of providing the reports required by these rules. Accordingly, no assurance can be provided as the adequacy or effectiveness of our internal controls, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall.

There is no assurance of a continuing public market or that our common stock will ever trade on a recognized exchange.  Therefore, you may be unable to liquidate your investment in our stock.

While our common shares trade on the OTC Bulletin Board, the market for our common stock has not been liquid and trading has often been sporadic.  There is no assurance that this market will grow into a regular trading market or that if a trading market is developed, it will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

We do not intend to pay any dividends.

We have not paid any dividends on our common stock and do not anticipate declaring any dividends on our common stock in the foreseeable future. Our board of directors presently intends to retain all earnings, if any, for use in our business operations and development of facilities.

RISKS RELATED TO THE OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Kodiak Capital Group Equity Purchase Agreement.

The sale of our common stock to Kodiak Capital Group, LLC in accordance with the Equity Purchase Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our Put options, the more shares of our common stock we will have to issue to Kodiak Capital Group LLC in order to exercise a Put under the Equity Purchase Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the Kodiak Equity Purchase Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the Kodiak Equity Purchase Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Equity Purchase Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue) the information set out below indicates the potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Equity Purchase Agreement is realized.

Dilution is based upon common stock put to Kodiak Capital Group and the stock price discounted to Kodiak Capital Group’s purchase price of 80% of the lowest closing bid price during the pricing period. The example below illustrates dilution based upon a hypothetical $0.05 closing bid price/$0.04 purchase price and other increased/decreased prices (without regard to Kodiak’s 9.99% ownership limit or the number of shares being registered hereunder):

$3,000,000 Put

Stock Price (Kodiak Purchase Price)	Shares Issued	Percentage of Outstanding Shares(1)

$0.0625 ($0.05) +25%	60,000,000	39.9%
$0.05 ($0.04)	75,000,000	45.3%
$0.0375 ($0.03) – 25%	100,000,000	52.5%
$0.025 ($0.02) – 50%	150,000,000	62.4%
$0.0125 ($0.01) – 75%	300,000,000	76.8%

(1)	Based on 90,547,200 shares outstanding as of October 21, 2014.

Kodiak Capital Group, LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the Kodiak Equity Purchase Agreement will be purchased at a twenty (20%) discount or 80% of the lowest daily closing bid price during the five trading days immediately following our notice to Kodiak Capital Group, LLC of our election to exercise our "Put" right.

Kodiak Capital Group, LLC has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Kodiak Capital Group, LLC sells our shares, the price of our common stock may decrease. If our stock price decreases, Kodiak may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Equity Purchase Agreement may cause the price of our common stock to decline.

Kodiak Capital Group, LLC has entered into similar agreements with other public companies and may not have sufficient capital to meet our put notices.

Kodiak Capital Group LLC has entered into similar Equity Purchase Agreements with other public companies, and some of those companies have filed registration statements with the intent of registering shares to be sold to Kodiak pursuant to Equity Purchase Agreements. We do not know if management at any of the companies who have or will have effective registration statements intend to raise funds now or in the future, what the size or frequency of each Put request would be, if floors will be used to restrict the amount of shares sold, or if the Equity Purchase Agreement will ultimately be cancelled or expire before the entire amount of shares are Put to Kodiak. Since we do not have any control over the requests of these other companies, if Kodiak Capital Group LLC receives significant requests, it may not have the financial ability to meet our requests. If so, the amount of available funds may be significantly less than we anticipate.

We are registering an aggregate of 75,000,000 shares of common stock to be issued under the Kodiak Equity Purchase Agreement. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 75,000,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Kodiak Equity Purchase Agreement. The sale of these shares into the public market by Kodiak could depress the market price of our common stock.

We May Not Have Access to the Full Amount under the Equity Purchase Agreement.

On October 24, 2014, the closing bid price of our common stock was $0.01, compared to a closing sale price of $0.06 based on very little volume. At that price we would be able to sell shares to Kodiak under the Equity Purchase Agreement at the discounted price of $0.008. At that discounted price, the 75,000,000 shares registered for issuance to Kodiak under the Equity Purchase Agreement would, if sold by us to Kodiak, result in aggregate proceeds of $600,000 notwithstanding that the Equity Purchase Agreement is intended to permit us to sell up to $3,000,000 of common stock to Kodiak. There is no assurance that the closing bid price of our common stock will increase from its current level of 16.67% of our market price. We will not have access to the full commitment under the Equity Purchase Agreement unless the closing bid price of our common stock increases from its current level to a more normal bid / ask spread.

Unless an active trading market develops for our securities, investors may not be able to sell their shares.

We are a reporting company and our common shares are quoted on the OTC Link (OTC.QB Tier) under the symbol “DNRG”.  However, there is not currently an active trading market for our common stock; and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price, and therefore, your investment could be a partial or complete loss.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

•	the trading volume of our shares;

•	the number of securities analysts, market-makers and brokers following our common stock;

•	new products or services introduced or announced by us or our competitors;

•	actual or anticipated variations in quarterly operating results;

•	conditions or trends in our business industries;

•	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock and

•	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC.QB tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING STOCKHOLDERS

The selling stockholders identified in this prospectus may offer and sell up to 75,000,000 shares of our common stock, which consists of up to 75,000,000 shares of common stock to be sold by Kodiak pursuant to the Equity Purchase Agreement.  If issued presently, the 75,000,000 shares of common stock registered for resale by Kodiak would represent 82.83% of our issued and outstanding shares of common stock as of October 21, 2014.

We may require the selling stockholders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

Kodiak Capital Group, LLC will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholders acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of October 21, 2014, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 90,547,200 shares of our common stock outstanding as of October 21, 2014.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock		Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering(1)	Being Offered		# of Shares(2)	% of Class(2)

Kodiak Capital Group, LLC(3)	0	75,000,000	(4)	0	0

Notes:

(1)
Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)
Because the selling stockholders may offer and sell all or only some portion of the 75,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.

(3)	Ryan Hodson exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Kodiak Capital Group, LLC.

(4)	Consists of up to 75,000,000 shares of common stock to be sold by Kodiak pursuant to the Equity Purchase Agreement.

THE OFFERING

On October 17, 2014, we entered into an Equity Purchase Agreement dated October 10, 2014 (the “Equity Purchase Agreement”). In October 2014, Kodiak received a one-time issuance of a $165,000 convertible Note as a commitment fee for the investment. Although we are not mandated to sell shares under the Equity Purchase Agreement, the Equity Purchase Agreement gives us the option to sell to Kodiak, up to $3,000,000 worth of our common stock over the period ending December 31, 2015. The $3,000,000 was stated as the total amount of available funding in the Equity Purchase Agreement because this was the maximum amount that Kodiak agreed to offer us in funding. There is no assurance that the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Equity Purchase Agreement. Therefore, we may not have access to the full commitment under the Equity Purchase Agreement unless the bid / ask spread, which was $0.01 / $1.00 at close of business on October 24, 2014 tightens significantly from its current level. Based on our $0.01 closing bid price as of the close of business on October 24, 2014, the registration statement covers the offer and possible sale of $600,000 worth of our shares.

The purchase price of the common stock will be set at eighty percent (80%) of the lowest closing bid price of the common stock during the pricing period. The pricing period will be the five consecutive trading days immediately after the put notice date. In addition, there is an ownership limit for Kodiak of 9.99%.

On the Put Notice date, we are required to deliver Put Shares to Kodiak in an amount (the “Estimated Put Shares”) determined by dividing the closing price on the trading day immediately preceding the Put Notice date multiplied by 80%, and Kodiak is required to simultaneously deliver to our representative, to hold in escrow, the investment amount indicated on the Put Notice. At the end of the pricing period when the purchase price is established and the number of Put Shares for a particular Put is definitely determined, Kodiak must return to us any excess Put Shares provided as Estimated Put Shares or alternatively, we must deliver to Kodiak any additional Put Shares required to cover the shortfall between the amount of Estimated Put Shares and the amount of Put Shares. At the end of the pricing period, we must also return to Kodiak any excess related to the investment amount previously delivered to us.

Kodiak is not permitted to engage in short sales involving our common stock during the commitment period ending December 31, 2015. In accordance with Regulation SHO, however, sales of our common stock by Kodiak after delivery of a Put Notice of such number of shares reasonably expected to be purchased by Kodiak under a Put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. Kodiak is not required to purchase the Put Shares unless:

•	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable Put shall have been declared effective.

•	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities.

•	We shall have filed with the SEC in a timely manner all reports, notices and other documents required.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by Kodiak. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more Puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Equity Purchase Agreement nor any rights of ours or Kodiak’s thereunder may be assigned to any other person.

Holders of Record

We have 165 shareholders of record.

Recent Sales of Unregistered Securities

On June 19, 2014, the Company issued 60,000 shares at $0.25 per share to Neal Allen in an exempt private placement for gross proceeds of $15,000.

On June 2, 2014, the Company issued 8,000 shares at $0.25 per share in an exempt private placement for gross proceeds of $2,000.

On May 15, 2014, the Company issued 468,000 shares at $0.25 per share in an exempt private placement for gross proceeds of $117,000.

On February 20, 2014 Dallas Gray returned 4,495,734 shares of common stock of the Company for cancellation.

On February 20, 2014 we issued 45,000,000 shares of common stock of the Company to the Members of Dominovas Energy.

On February 13, 2014, the holders of a debenture convertible into common stock of the Company contributed such debenture to the Company without consideration. No interest or principal was paid or will be payable on such debenture, and such debenture was not converted into common stock of the Company.

On January 22, 2014 we issued 1,385,000 shares of our common stock of the Company at $0.01 per share in a private placement to 7 accredited investors.

On December 9, 2013 we issued 3,016,666 shares of common stock of the Company at $0.01 per share in a private placement to 26 accredited investors.

On December 5, 2013 we issued 2,250,000 shares of common stock of the Company to 2 directors and 2,000,000 shares to consultants.

On November 29, 2013, the Company acquired of 41% of Pro Eco Energy in exchange for 4,000,000 of the shares of common stock of the Company. On December 2, 2013, the Company acquired an additional 8.25% of Pro Eco Energy.

On November 27, 2012, the Company issued 480,000 shares of its common stock at $0.25 per share for gross proceeds of $120,000.

On November 12, 2012, the Company issued 30,769,857 shares of its common stock at $0.00125 per share for gross proceeds of $41,587.

On November 12, 2012, the Company issued 2,500,000 shares of its common stock in exchange for the conversion of $3,125 of debt.

On April 14, 2010 the stockholders approved a resolution to increase the Company's authorized share capital from 2,812,500 shares of common stock to 200,000,000 shares of common stock.

On February 16, 2010, the Company issued 100,000 shares of its common stock to Monaco Capital Inc., a Belize company, at a price per share of $0.00125 pursuant to a private placement subscription agreement.

During the period from January 1, 2010 to October 21, 2014 there were no other issuances of common stock.

In connection with the foregoing transactions, we provided the following to all investors:

•	Access to all our books and records.

•	Access to all material contracts and documents relating to our operations.

•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

Kodiak is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Kodiak has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We estimate that the expenses of the offering to be borne by us will be approximately $38,023. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Equity Purchase Agreement with Kodiak. Neither the Equity Purchase Agreement with Kodiak nor any rights of the parties under the Equity Purchase Agreement with Kodiak may be assigned or delegated to any other person.

We have entered into an agreement with Kodiak to keep this prospectus effective until Kodiak has sold all of the common shares purchased by it under the Equity Purchase Agreement and has no right to acquire any additional shares of common stock under the Equity Purchase Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office are required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Information on our Board of Directors and Executive Officers is included below. Our executive officers are appointed annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Board of Directors

Neal Allen
Emilio De Jesus
Dallas Gray
Darren Jacklin
Spero Plavoukos

Executive Officers

Name	Age	Position

Neal Allen	56	President, Chief Executive Officer and Director
Michael Watkins	46	Chief Operating Officer
Dallas Gray	44	Treasurer and Director

Mr. Neal Allen, age 56, is a member of our Board of Directors and was appointed as Chairman of the Board of Directors, President and Chief Executive Officer of the Company by our Board of Directors.  Mr. Allen’s expertise and experience are consistent with the duties that are customary and usual to those of Chairman, President and Chief Executive Officer.  He is also charged with the title of Senior Strategist.  Mr. Allen also served as the Chairman of Private Asset Group, LLC.  Private Asset Group, LLC specialized in the development and implementation of proprietary revenue models.  Private Asset Group, LLC, acting as a force multiplier ensured optimal deployment, utilization, and management of all resultant cash flow.  Private Asset Group, LLC is engaged by high net worth individuals, private trusts, and select private equity concerns.  Under Mr. Allen’s watch, Private Asset Group’s endeavors included the ownership of a “major brand” automobile dealership, several healthcare companies, waste management and disposal enterprises, land acquisition and development company, and natural resource development enterprise.

Mr.  Emilio De Jesus, age 37, who originally hails from Angola, has a Bachelor of Science in Electrical Engineering from Temple University in Philadelphia; a Master's Degree in Telecommunications Management from the Stevens Institute of Technology in Hoboken, NJ; and a MBA from George Washington University in Washington, DC.  Mr.  De Jesus held several management positions with Verizon Communications from 2000 to 2010, including Digital and Design Engineer, Manager IOF and Broadcast Video, Senior Staff Consultant and Systems Development Manager.  From 2012 to 2013, he was a Director of Grupo Jemilce, responsible for strategy and systems development with a focus on waste management and commodities procurement.  Since 2012 he has also been Senior Vice President for Operations of Worldtibe Group International, responsible for business development in emerging markets with a focus on transfer of knowledge and investments in Africa, coordinating the creation of joint ventures between North American and African business.

Mr. Michael Watkins, age 46, was appointed Chief Operating Officer of the Company by our Board of Directors.  He is responsible for operational and policy matters and has the specific objective of increasing efficiency and developing sustainable revenue models.  Mr. Watkins was formerly the Managing Partner of TEAL Development Group, LLC, a real estate development firm specializing in the development and construction of Class A residential and commercial properties.  Mr. Watkins was previously a United States Air Force officer and veteran during the 1990s.

Mr. Dallas Gray, age 44, is a member of our Board of Directors and our Treasurer. Mr. Gray has 20+ years of experience in radio.  He is presently the General Manager of K96-3, the Classic Rock station broadcasting from Kelowna, British Columbia.  He also serves as General Manager for Penticton, British Columbia, station CIGV, now called Country 100.7.  Prior to this assignment, Mr. Gray was retail sales manager for Sun-FM / AM 1150, as well as Silk-FM, for Astral Radio, commencing in 2001. He has served as a director of Sun Country Radio since 2008 and has been on the Board of the Downtown Kelowna Association since 2010, where he is currently the President.  Mr. Gray is a member of the Board of Directors of the British Columbia Association of Broadcasters (BCAB) and was co-chair of that association’s 2013 convention.

Mr. Darren Jacklin, age 41, is a member of our Board of Directors.  Mr. Jacklin is engaged in business and management training and consulting.  For over 18 years, Mr. Jacklin has mentored entrepreneurs and business owners in over 40 countries.  He has personally trained people at over 140 Fortune 500 companies.

Mr. Spero Plavoukos, age 50, is a member of our Board of Directors.  Currently, Mr. Plavoukos is serving as Vice President of Pacific Design Center, with specific duties and responsibilities that include the management, special projects and special events of the campus, which is located in West Hollywood, California and is comprised of over 1,750,000 square feet of Class “A” office and showroom space. Mr. Plavoukos' commitment to fiscal responsibility coupled with the implementation of unique, common sense, above-standard operating procedure, and the creation of event-savvy teams have consistently allowed his operations to experience unprecedented growth and profitability.

Neal Allen and Michael Watkins have each entered into an employment agreement or related transaction with the Company, which is described in Item 1.01 above.  We do not have an employment agreement with Mr. Gray.

Neither Neal Allen,  Emilio De Jesus, Michael Watkins, Dallas Gray, Darren Jacklin nor Spero Plavoukos have entered into any arrangement or understanding with any other person in connection with his appointment as an officer or director of Dominovas Energy Corp.

None of the following persons named as: Neal Allen, Emilio De Jesus, Dallas Gray, Darren Jacklin or Spero Plavoukos are related to any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Family Relationships and Other Matters

Dallas Gray, a director, is the son of Walter Gray, a shareholder, and the brother of Stuart Gray, a shareholder.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; and/or

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Corporate Governance

We have no members of our board of directors that are considered to be “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

We do not have any standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions. We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer. All Board actions have been taken by Written Action rather than formal meetings. All executive officers and employees have executed non-compete agreements as well as Foreign Corruption Practices Act (FCPA) pledges.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common	Neal Allen
	Atlanta, GA	13,680,333	15.11%

Common	Spero Plavoukos
	West Hollywood, CA	14,764,332	16.31%

Common	Michael Watkins
	Grapevine, TX	13,764,333	15.20%

Common	Dallas Gray
	Kelowna, BC	2,250,000	2.48%

Common	Darren Jacklin
	Vancouver, BC	250,000	0.28%

Common	Emilio De Jesus	300,000	0.33%
	Atlanta, GA*

•	Includes 300,000 shares owned by Guazenhe, LLC

We are not registering shares held by our officers and directors. The chart above is based upon 90,547,200 shares outstanding. This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table are subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

DESCRIPTION OF SECURITIES

General

We are authorized to issue an aggregate number of Two Hundred Million (200,000,000) shares of common stock, $0.001 par value per share.  Currently 90,547,200 shares of common stock are outstanding.

Each share of common stock shall have one (1) vote per share. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Securities Authorized For Issuance Under Equity Compensation Plans

On April, 14, 2010, the Company adopted a stock option plan allowing the Company's directors to grant options to purchase up to 5,000,000 shares of the Company’s common stock pursuant to the terms and conditions of the stock option plan.  As of February 28, 2014, no such options have been granted.

Repurchase of Equity Securities by the Issuer and Affiliated Purchasers

On February 13, 2014, the holders of a debenture convertible into common stock of the Company contributed such debenture to the Company without consideration. No interest or principal was paid or will be payable on such debenture, and such debenture was not converted into common stock of the Company.

On February 20, 2014 Dallas Gray returned 4,495,734 shares of common stock of the Company for cancellation. Dallas Gray did not receive any consideration for the cancellation of his shares.

Preferred Stock

We have no authorized preferred stock at this time.

Nevada Anti-Takeover Laws

As a Nevada corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Nevada law. Pursuant to Section 607.0901 of the Nevada Business Corporation Act, or the Nevada Act, a publicly held Nevada corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

•	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

•
the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Nevada Act which prohibits the voting of shares in a publicly held Nevada corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

INTEREST OF NAMED EXPERTS

The audited financial statements for the Company for the year ended August 31, 2013 and the audited financial statements of Dominovas Technologies LLC for the years ended August 31, 2012 and 2013, included in this prospectus have been audited by the Dale Matheson Carr-Hilton LaBonte LLP independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Fredrick C. Bauman Esq. Mr. Bauman does not own stock in the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization and Previous Lines of Business

We were incorporated in the State of Nevada on February 2, 2005 under the name Comtrix Inc. From incorporation until June 2005, our operating activities consisted primarily of developing fingerprint recognition products for residential buildings in China. Effective June 23, 2006, we changed our name from "Comtrix Inc." to "Lusora Healthcare Systems Inc." and were engaged in a healthcare related business.  Effective September 7, 2007, we changed our name from "Lusora Healthcare Systems Inc." to "Western Standard Energy Corp" when we decided to change the focus of our business plan from wireless personal security and monitoring systems to acquisition and exploration in the oil and gas industry.

Our principal executive office is located at 1395 Chattahoochee Avenue, Atlanta, GA, 30318 and our telephone number 800-679-1249.

We have not been involved in a bankruptcy receivership or similar proceeding. Additionally, we have not been involved in a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Our independent registered public accounting firm has issued an audit opinion for our Company which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. Since incorporation, we have not made any significant purchase or sale of assets. We do not own physical properties.

We are not a blank check registrant, as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have a specific business plan or purpose. We have not had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

ACQUISITION OF DOMINOVAS ENERGY

On February 20, 2014 we completed our acquisition of 100% of the outstanding units of limited liability company interest of Dominovas Energy.  As part of the closing of this transaction, Neal Allen, CEO and a Member of Dominovas Energy, and Spero Plavoukos a Member of Dominovas Energy, were added to our Board of Directors with Neal Allen being named as Chairman of the Board. The Board now consists of five Directors.  In addition, Dallas Gray resigned as our President and CEO and was replaced by Neal Allen.  Dallas Gray will remain as our Treasurer and a member of our Board of Directors. In addition, Michael Watkins was appointed our COO.

On February 24, 2014, we filed an amendment to our charter to change our name to “Dominovas Energy Corporation.”  On the same day, we filed an amendment to the charter of Dominovas Energy to change its name to “Dominovas Technologies LLC.”  Our trading symbol was subsequently changed to “DNRG.”  All references below to “Dominovas Energy” refer to Dominovas Energy Corporation and its operating subsidiary, Dominovas Technologies LLC (“Dominovas Technologies”).

DESCRIPTION OF DOMINOVAS ENERGY’s BUSINESS

Dominovas Energy, LLC, founded in 2008, is part of the fuel cell and sustainable/alternative energy industry. Fuel cells are an efficient, combustion-less, reliable, and virtually pollution-free energy source that provide electricity to power a wide array of applications, including buildings (manufacturing facilities, hotels and hospitals), primary power for grid integration, automobiles, emergency back-up systems, and base load grid power. A fuel cell uses fuel - usually hydrogen, extracted from common fuels such as natural gas, and oxygen - to produce electricity. In principle, a fuel cell is an electrochemical device that operates like a battery. However, unlike a battery, a fuel cell requires re-fueling and not recharging. Fuel cells will continue to produce electricity and heat as long as there is a constant fuel source. Hydrogen fuel cells work simply, have no moving parts, and operate silently, with water and excess heat as their only by-products. Fuel cells thus provide the ideal solution for a myriad of portable, on-board and stationary electric power generation applications.

Dominovas Energy believes that it has identified a marketing opportunity for fuel cells in emerging markets, where electricity supply is frequently unreliable and expensive compared to the United States.  Dominovas Energy currently has active engagement in the Caribbean, South America, Asia – Pacific and Africa.  In each case, Dominovas Energy is working with a local partner, as well as the host nation government.  Initial project sizes range from 1.5 to 10 Megawatts (MW), with eventual project size of 200 to 395 MW per project.  Project cost projections range from $7.5 million to $50 million. Dominovas Energy plans to provide power to the local utilities under power purchase agreements (PPA’s), and it intends to require bonding or other credit support where the local utilities do not enjoy strong credit ratings.

The Dominovas Energy fuel cell system, called RUBICON, is a modular solid oxide fuel cell (SOFC) system that operates at high temperatures (up to 800 C). Dominovas Energy believes this technology has the following advantages: (1) all solid components, (2) accelerated electrochemical kinetics proceed without the need for expensive noble metals such as platinum, (3) internal fuel reforming is possible and carbon monoxide may be used as a fuel, and (4) more tolerant of fuel contaminants, including sulfur, because these components burn off very quickly before deposition onto the fuel cell components.

Additional advantages of the RUBICON include, but are not limited to the fact that it is silent, recognized as environmentally friendly, and as designed and tested capable of reforming multiple fuels such as diesel, natural gas, propane, ethanol, methanol and bio-fuels.

Dominovas Energy outsources component production to already – established companies.

Dominovas Energy is headquartered in Atlanta, GA. It has leased an office and plant facility of approximately 20,000 square feet in which final assembly can be carried out. An additional manufacturing facility is projected in a free trade zone of one of the initial project areas.

Dominovas Energy uses outsourced modules, which has the advantage of reducing the amount of time required to produce a commercial unit, as well as reducing research and development costs. Our module supplier is Delphi (fuel cell stacks/module).  Additional suppliers are anticipated.

The technological contribution by Dominovas Energy to its projects includes its proprietary algorithms, which the company believes improves the operating conditions and efficiencies of using multiple fuel cells in concert, as well as a communications package that allows for remote control and the monitoring of the units.

Given the vast need for electricity in emerging markets around the globe, Dominovas Energy has been very meticulous in its selection process for specific target markets. Initial deployments of the RUBICON will be in Angola West Africa and Guinea West Africa, where the company has secured preliminary agreement and commitments by government officials to deploy a minimum of 20MW. In fact, the need is so great in Guinea that Dominovas Energy has had to initially limit the client base within the Country to meet the current demand.  The initial targeted clients in Guinea include the Military, the Port of Guinea at Conakry, and the CBG Mines, a JV between the government and CBG (Alcoa Aluminum in the United States).

Dominovas Energy also has projects earmarked in Angola with an initial 10MW slated to be contracted in 2014 that can ultimately climb to 1500MW.

Competitors and Dominovas Energy’s competitive advantages

Dominovas Energy’s competitors are expected to be other combustion power generators, as well as aeolic and solar technologies which can be both primary and alternative producers. Although we do not feel that there is relevant technology that offers competition in our targeted markets, nonetheless, there are several competing fuel cell technologies that are in various stages of research & development. Alkaline fuel cell technology requires pure hydrogen as a fuel and, since it operates at low temperature (50-250 C), an expensive catalyst (platinum) is needed.  Molten carbonate fuel cells operate at higher temperature and use lower-cost nickel as a catalyst; however, they require a corrosive electrolyte.  Phosphoric acid fuel cells and proton exchange membrane (PEM) all require pure hydrogen as a fuel. Dominovas Energy considers its SOFCs to be superior in that its SOFC system enjoys advantages over these competing fuel cell technologies in that as designed it accepts multiple fuel types.

Additionally, fuel cells enjoy efficiency advantages over other common fuel-utilizing power generating systems, providing up to 55% efficiency without counting additional efficiencies of waste heat utilization.  Other electricity generation systems have lower efficiencies: thermoelectric generator (3-4%), engine driven generator (15-25%), gas turbine generator (20-25%) and steam turbine generator (25-35%).

Patents, Trademarks and Copyrights

Dominovas Energy formally applied to have Dominovas Energy Corporation (the mark) recognized as an official Trademark symbol, protected by the rights, thereto, as offered by the United State Patent and Trademark Office (USPTO), July 4th, 2014.  The registered serial number is 86328976.

SUMMARY OF APPLICATION DATA FOLLOWS:

APPLICATION DATA: Trademark/Service Mark Application, Principal Register TEAS Plus Application

The applicant, Dominovas Energy Corporation, a corporation of Nevada, having an address of 1395 Chattahoochee Avenue, Atlanta, Georgia 30318 United States, requests registration of the trademark/service mark identified above in the United States Patent and Trademark Office on the Principal Register established by the Act of July 5, 1946 (15 U.S.C. Section 1051 et seq.), as amended, for the following:
International Class 009:  Apparatus and instruments for conveying, distributing, transforming, storing, regulating or controlling electric current; Electrical distribution boxes; Electrical distribution systems, namely, power distribution panels; Electrical power distribution units; Electricity router for managing and optimizing energy loads within a building; Electronic devices, namely, energy meters for tracking and monitoring energy usage; Electronic monitors and monitor modules for monitoring electric current and electrical signals; Fuel cells; Test stations for fuel cells.

In International Class 009, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 06/30/2010, and first used in commerce at least as early as 06/30/2010, and is now in use in such commerce. The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Company Website.

Specimen-1 [SPE0-50167967-145514421_._Screen_Shot_2014-06-26_at_3.58.37_PM.pdf]

International Class 035:  Energy management services, namely, providing a service that allows customers to purchase energy from various energy providers; Energy usage management; Energy usage management information services; Information in the field of energy efficiency; Retail electricity provider services, namely, providing a service that allows customers to purchase energy, namely, electricity, and renewable energy; Utility bill management services, namely, tracking, reporting, analyzing and delivering energy information in the form of utility bills and utility meter data rate schedules.

In International Class 035, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 06/30/2010, and first used in commerce at least as early as 06/30/2010, and is now in use in such commerce. The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Company Website.

Specimen-1 [SPE0-1-50167967-145514421_._Screen_Shot_2014-06-26_at_3.58.37_PM.pdf]

International Class 039:  Distribution of energy

In International Class 039, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 06/30/2010, and first used in commerce at least as early as 06/30/2010, and is now in use in such commerce. The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Company Website.

Specimen-1 [SPE0-2-50167967-145514421_._Screen_Shot_2014-06-26_at_3.58.37_PM.pdf]

International Class 040:  Energy generation services; Energy recycling services, namely, capturing and conversion of wasted energy into electricity and useful steam; Generation of energy; Leasing of energy generating equipment; Leasing of renewable energy equipment for use in converting renewable resources into power; Production of energy; Production of energy via renewable and non-renewable fuels.

In International Class 040, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 06/30/2010, and first used in commerce at least as early as 06/30/2010, and is now in use in such commerce. The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Company Website.

Specimen-1 [SPE0-3-50167967-145514421_._Screen_Shot_2014-06-26_at_3.58.37_PM.pdf]
Specimen-2 [SPE0-50167967-224942725_._Screen_Shot_2014-06-26_at_3.58.37_PM.pdf]

For informational purposes only, applicant's website address is: www.dominovasenergy.com

The applicant's current Correspondence Information:

Michael Watkins, COO
1395 Chattahoochee Avenue
Atlanta, Georgia 30318
770-331-8018 (phone)
michael@dominovasenergy.com;neal@dominovas.com; kerry@dominovasenergy.com (authorized)

Dominovas Energy formally applied to have RUBICON (the mark) recognized as an official Trademark symbol, protected by the rights, thereto, as offered by the United State Patent and Trademark Office (USPTO), July 4th, 2014.  The registered serial number is 86330322.

SUMMARY OF APPLICATION DATA FOLLOWS:

APPLICATION DATA: Trademark/Service Mark Application, Principal Register TEAS Plus Application

The applicant, Dominovas Energy Corporation, a corporation of Nevada, having an address of 1395 Chattahoochee Avenue, Atlanta, Georgia 30318 United States, requests registration of the trademark/service mark identified above in the United States Patent and Trademark Office on the Principal Register established by the Act of July 5, 1946 (15 U.S.C. Section 1051 et seq.), as amended, for the following:

International Class 009:  Apparatus and instruments for conveying, distributing, transforming, storing, regulating or controlling electric current; Electrical distribution boxes; Electrical distribution systems, namely, power distribution panels; Electrical power distribution units; Electricity router for managing and optimizing energy loads within a building; Electronic devices, namely, energy meters for tracking and monitoring energy usage; Electronic monitors and monitor modules for monitoring electric current and electrical signals.

In International Class 009, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 08/04/2010, and first used in commerce at least as early as 08/04/2010, and is now in use in such commerce. The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Website.

Specimen-1 [SPE0-715680180-104023336_._Use_in_Commerce_Website.pdf]

International Class 040:  Production of energy; Production of energy via renewable and non-renewable fuels.

In International Class 040, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 08/04/2010, and first used in commerce at least as early as 08/04/2010, and is now in use in such commerce. The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Website.
Specimen-1 [SPE0-1-715680180-104023336_._Use_in_Commerce_Website.pdf]

For informational purposes only, applicant's website address is: www.dominovasenergy.com

The applicant's current Correspondence Information:

Michael Watkins, COO
1395 Chattahoochee Avenue
Atlanta, Georgia 30318
(800) 679-1249  (phone)
michael@dominovasenergy.com;neal@dominovas.com; kerry@dominovasenergy.com (authorized)

Employees

Dominovas Energy presently has four (4) employees.  We believe that our relationship with our employees is satisfactory.   We plan to employ more qualified employees in the future, particularly if our plan to acquire or lease a larger United States manufacturing facility is successful. We plan to keep staff at a minimum to minimize overhead.

Government Regulations

Our business is not subject to substantial regulation.  However, our target markets, such as power generation, are subject to varying degrees of regulation, which varies depending on the host nation.  We plan to work closely with the host nation governments in implementing our projects and to carefully comply with all applicable regulations.

Description of Property

The Company presently leases and utilizes facilities of approximately 4,400 square feet of office space and 16,000 square feet of warehouse/production space in Atlanta, GA, which we believe to be adequate for our present needs.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements

INVESTMENT IN PRO ECO ENERGY

In addition to our ownership of Dominovas Energy, we own 49.25% of the common stock of Pro Eco Energy Ltd., (“Pro Eco Energy”), which is a combination of two private related companies – Swiss Solar Tech (SST) Ltd. and Pro Eco Energy Ltd.  The two companies are located in Summerland, British Columbia and each provides energy efficient and environmentally friendly heating and cooling HVAC systems for commercial buildings.  The combined entities specialize in a variety of work including hotels, resorts and multi-residential buildings, combining solar thermal with ground – source heat pumps, heat recovery systems and geothermal ground loops.  Pro Eco Energy believes that, by utilizing the most advanced technologies and custom-designed hybrid systems, energy cost savings of greater than 50% can be realized.

Government Approvals

We are not required to obtain governmental approval of our products.

Sources and Availability of Raw Materials

We do not use raw materials in our business.

Backlog of Orders

We have no backlog of orders.

Seasonal Aspect of our Business

None of our products are affected by seasonal factors.

Status of any Publicly Announced New Product or Service

We do not have any publicly announced new product or service.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

Nine Months Ended May 31, 2014 (unaudited)

Our interim financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Since we are a development stage company, there is no assurance that a commercially viable business will be identified in the near term.

Our plan of operation is to seek for opportunities in the green and renewable energy industry.

LIQUIDITY

ANTICIPATED CASH REQUIREMENTS

For the nine months ended May 31, 2014, we recorded a net operating loss of $706,492 and have an accumulated deficit of $6,065,547 since inception. As at May 31, 2014, we had cash of $82,078. We do not have sufficient funds for working capital and will need to obtain further financing.

Our financial condition as at May 31, 2014 and 2013 and the results of operations and cash flows for the nine months then ended are summarized as follows:

WORKING CAPITAL

Our working capital position as at May 31, 2014 compared to May 31, 2013 and the cash flows for the nine months then ended are summarized below:

	Nine months Ended May 31,
	2014	2013

Current Assets	$114,019	$3,156
Current Liabilities	$(434,386)	$(359,329)
Working Capital (Deficiency)	$(320,367)	$(356,173)

The increase in our working capital deficiency was primarily due to an increase for auditing fees, consulting fees, legal fees, travel and general and administration costs.

CASH FLOWS

	Nine months Ended May 31,
	2014	2013

Net cash used in Operating Activities	$(223,242)	$(308,341)
Net cash used in Investing Activities	$(10,000)	$--
Net cash provided by Financing Activities	$315,396	$308,462
Increase in Cash during the Period	$82,154	$121
Cash, Beginning of Period	$(76)	$--
Cash, End of Period	$82,078	$121

RESULTS OF OPERATIONS

The following is a summary of our results of operations for the nine months ended May 31, 2014 and 2013:

	Nine months Ended May 31,
	2014		2013

Revenue	$	Nil	$	Nil

Expenses
Audit and accounting fees		74,230		49,197
Consulting fees and expenses		64,750		112,625
Corporate finance fee		--		47,250
Directors’ fees		25,000		--
Foreign exchange loss		4,087		--
Gain on settlement of debt		(290,000)		40,000
Interest expense		16,712		11,730
Investor relations, transfer agent and media		8,663		13,565
Dominovas Energy LLC acquisition costs		469,457		--
Legal fees		115,510		22,456

Loss on investment	17,402	--
Marketing	4,578	--
General and office administration	145,107	86,200
Travel and entertainment	50,996	--
Total expenses	706,492	383,022
Net Loss	$(706,492)	$(383,022)

REVENUE

We have not earned any revenues since our inception and we do not anticipate earning revenues until such time as we acquire revenue producing assets.

EXPENSES

Our operating expenses for the nine months ended May 31, 2014 compared to the same period in 2013 increased by the net amount of $323,470 primarily due to the acquisition costs for Dominovas Energy LLC, and for our portion of the loss in Pro Eco.

Year Ended August 31, 2013 (audited)

The following is an analysis of Dominovas Energy LLC’s revenues and gross profit, details and analysis of components of expenses, and variances from August 31, 2012 to August 31, 2013.

	Year Ended August 31,
	2013	2012

Revenue	$-	$-
Marketing	50,370	6,866
Professional fees	-	1,577
Net and comprehensive loss	$(50,370)	$(8,443)

Operating expenses

For the year ended August 31, 2013, our total operating expenses were $50,370 as compared to $8,443 for the year ended August 31, 2012.  The increase in overall operating expenses is attributable to the short duration (less than 30 days) of the fiscal year ended August 31, 2012.  In both fiscal years, most of our operating expenses were for marketing, as we worked to identify strategic relationships with potential partners and customers abroad.

Professional Fees

We incurred a total of $ -0- in professional fees in the year ended August 31, 2013 compared to $1,577 in the year ended August 31, 2012.  The level of our professional fees is expected to vary and will likely increase as a result of our acquisition of Dominovas Energy.

Liquidity and Capital Resource

Working Capital

	At	At
	August 31,	August 31,
	2013	2012

Current Assets	$10	$-
Current Liabilities	$58,520	$8,440
Working Capital	$(58,810)	$(8,440)

Cash Flows

	At	At
	August 31,	August 31,
	2013	2012

Net Cash Consumed by Operating Activities	$(10)	$(3)
Net Cash Consumed by Investing Activities	-	-
Net Cash Provided by Financing Activities	-	3
Net Cash Provided (Consumed)	$10	$-

Sources of Capital

We expect to continue to obtain financing through shareholder loans. Shareholder loans will be without stated terms of repayment or interest.  Shareholders loans may be granted from time to time as required to meet current working capital needs. We have no formal agreement that ensures that we will receive such loans. We may exhaust this source of funding at any time.

Cash Flows

Operating Activities:

Net cash consumed by operating activities was $(10) in 2013 and $-0- in 2012. The lack of cash used in operating activities results from our net losses being funded by an increase in amounts due to related parties during both fiscal 2012 and fiscal 2013.

Investing and Financing Activities:

For both the fiscal year ended in 2012 and the fiscal year ended in 2013, we had no investing activities.

For both the fiscal year ended in 2012 and the fiscal year ended in 2013, we had no cash flow from financing activities.  Rather, cash needs were funded by an increase in amounts due to related parties of $58,820 in the fiscal year ended August 31, 2013, and $8,440 for the fiscal year ended August 31, 2012.  As a result of this increase in amounts due to related parties, our working capital declined to ($58,810 at August 31, 2013 from ($8,440) at August 31, 2012.  Additional capital is required in order to fund our working capital needs and we may receive additional financing through shareholder loans although we have no formal commitments from any shareholders at this time. Shareholder loans may be granted from time to time as required to meet current working capital needs. We have no formal agreement that ensures that we will receive such loans. We may exhaust this source of funding at any time.

SIGNIFICANT ACCOUNTING POLICIES

We report revenues and expenses using the accrual method of accounting for financial and tax reporting purposes.

Use of estimates - Management uses estimates and assumption in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Software development costs - Costs incurred in connection with the development of software products are accounted for in accordance with the Financial Accounting Standards Board Accounting Standards Codification ("ASC") 985 “Costs of Software to Be Sold, Leased or Marketed.”  Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software development costs are capitalized after a product is determined to be technologically feasible and is in the process of being developed for market but may be expensed if the Company is in the development stage.  Amortization of capitalized software development costs begins upon initial product shipment. Capitalized software development costs are amortized over the estimated life of the related product (generally thirty-six months), using the straight-line method. The Company evaluates its software assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable.  Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset.  If such software assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software asset.  During the period from October 4, 2013 (inception) to October 31, 2013, the Company did not capitalize any software development costs.

Revenue recognition – The Company will recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured.

Stock-based compensation - The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting Standards Codification Topic 820, “Disclosures About Fair Value of Financial Instruments,” requires us to disclose, when reasonably attainable, the fair market values of its assets and liabilities, which are deemed to be financial instruments. Our financial instruments consist primarily of cash.

PER SHARE INFORMATION

We compute net loss per share accordance with FASB ASC 205 “Earnings per Share”. FASB ASC 205 requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations.

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

STOCK OPTION GRANTS

We have not granted any stock options to our officers and directors since our inception. Upon the further development of our business, we will likely grant options to directors and officers consistent with industry standards for nutritional and dietary supplement companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Corporate Governance and Director Independence

Our Board of Directors has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Our Sole Director has determined that he is not “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTC Bulletin Board does not provide such a definition. Therefore, our sole director is not independent.

During the six months ended February 28, 2014, the Company incurred $33,000 (February, 2013 - $55,000) in consulting fees to a relative of a Director of the Company. $10,000 of the fees were paid for by the issuance of 1,000,000 shares (Note 5). Effective February 28, 2014, the related party agreed to cancel the amounts owing to him by the Company and waived any and all obligation of the Company to pay the debt.

During the six months ended February 28, 2014, the Company incurred $33,000 (February, 2013 - $Nil) in accounting fees to an officer of the Company. $10,000 of the fees were paid for by the issuance of 1,000,000 shares (Note 5). On February 20, 2014, the officer agreed to cancel the amounts owing to him by the Company and waived any and all obligation of the Company to pay the debt.

During the six months ended February 28, 2014, the Company incurred $22,500 (February, 2013 - $Nil) in directors fees. The fees were paid for by the issuance of 2,250,000 shares (Note 5)

On December 20, 2013, the Company issued 3,000,000 shares to settle debt of $75,000 owing to an officer of the Company and to a relative of the President of the Company (Note 5). Effective February, 20, 2014, all notes payable owing to a relative of the President of the Company and to an officer of the Company, were cancelled by the note holders and any and all obligation of the Company to pay the notes has been waived.

On February 20, 2014, the Company entered into an employment agreement with the President and CEO of the Company. Under the agreement, the officer will provide executive services for consideration of $177,000 per year. The agreement is effective on March 1, 2014 and is for a term of 3 years. The agreement may be terminated by the Company with 30 days’ notice.

On February 20, 2014, the Company entered into an employment agreement with the Chief Operating Officer of the Company. Under the agreement, the officer will provide executive services for consideration of $104,000 per year. The agreement is effective on March 1, 2014 and is for a term of 3 years. The agreement may be terminated by the Company with 30 days’ notice.

On February 20, 2014, the Company entered into a consulting agreement with an officer of the Company. Under the agreement, the officer will provide accounting and consulting services for consideration of $7,000 per month. The agreement is effective on March 1, 2014 and is for a term of 2 years. On October 17th the consulting contract was terminated with no amounts paid, due or owing.

On June 19, 2014, the Company issued 60,000 shares at $0.25 per share to Neal Allen in an exempt private placement for gross proceeds of $15,000.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

We have been listed on the OTC Bulletin Board under the symbol “DNRG”.  The following table sets forth the high and low bid price per share of our common stock for the periods presented.

Quarter Ended	High	Low

November 30, 2013	$-	$-
February 28, 2014	$-	$-
May 31, 2014	$-	$-
August 31, 2014	$-	$-

Stockholders of Our Common Shares

As of October 21, 2014, we had 90,547,200 shares of our common stock outstanding.

Our shares of common stock are certificated. Our transfer agent for our common stock is the Nevada Agency and Trust Company at 50 West Liberty Street, Suite 880, Reno, NV 89501, Tel: 775-322-0626  Fax: 775-322-5623

Dividend Policy

We have not declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.   Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Sales of our common stock under Rule 144.

We presently have 90,547,200 common shares outstanding. Of these shares 45,638,202 common shares are held by non-affiliates and 44,908,998 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933, as amended, defines as restricted securities. None of our outstanding shares are eligible for resale under Rule 144.

We have registered 21,944,635 common shares in a previous Registration Statement on Form S-1. The remaining shares that are presently outstanding will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of July 15, 2014, we had 165 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Transfer Agent

Our transfer agent is Nevada Agency and Transfer Company located at 650 W. Liberty Street, Ste 880, Reno, NV 89501. Their telephone number is 775-322-0626.

Securities Authorized For Issuance Under Equity Compensation Plans

On April 14, 2010, the Company adopted a stock option plan allowing the Company's directors to grant options to purchase up to 5,000,000 shares of the Company’s common stock pursuant to the terms and conditions of the stock option plan. As of this date, no such options have been granted.

Repurchase of Equity Securities by the Issuer and Affiliated Purchasers

On February 13, 2014, the holders of a debenture convertible into common stock of the Company contributed such debenture to the Company without consideration. No interest or principal was paid or will be payable on such debenture, and such debenture was not converted into common stock of the Company.

On February 20, 2014 Dallas Gray returned 4,495,734 shares of common stock of the Company for cancellation. Dallas Gray did not receive any consideration for the cancellation of his shares.

Reports to Shareholders

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits and any materials we file with the Commission may be read and copied, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and state the address of that site (http://www.sec.gov). Our registration statement and other information we file with the SEC is available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Currently, we have employment agreements with Neal Allen and Michael Watkins, which are described below above.  We do not have employment agreements in place with our other executive officers and directors.  No compensation was paid to officers or directors in the last two fiscal years, except for (i) 250,000 shares issued to Darren Jacklin in December 2013 for his services as a director and (ii) 2,000,000 shares issued to Dallas Gray in December 2013 for his services as the then-President and as a director.

  On February 20, 2014 we entered into a three-year employment agreement with Neal Allen, our Chairman, President and CEO, with the agreement becoming effective on March 1, 2014.  Mr. Allen’s salary will be $177,000 per year, increasing by 25% eighteen months from the effective date.  The agreement contains customary non-competition, non-solicitation and non-disclosure provisions.

On February 20, 2014 we also entered into a three-year employment agreement with Michael Watkins, our Chief Operating Officer (COO), with the agreement becoming effective on March 1, 2014.  Mr. Watkins’ salary will be $104,000 per year, increasing by 25% eighteen months from the effective date. Mr. Watkins will receive a one-time advance of 7.5% of salary; subsequent salary payments will be adjusted to reflect the salary as advanced.  The agreement contains customary non-competition, non-solicitation and non-disclosure provisions.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the years ended August 31, 2013 and August 31, 2012, the fiscal years since our inception.

							Non-equity
							Incentive	Non-qualified	All
					Stock		Plan	Deferred	Other
Name	Position	Year	Salary	Bonus	Awards	Option	Compensation	Compensation	Compensation	Total

Neal Allen	President, CEO &	2013	0	0	0	0	0	0	0	0
	Director	2012	0	0	0	0	0	0	0	0

Michael Watkins	COO	2013	0	0	0	0	0	0	0	0
		2012	0	0	0	0	0	0	0	0

Dallas Gray	Director & Former	2013	0	0	2,000,000	0	0	0	0	0
	President, CEO	2012	0	0	0	0	0	0	0	0

Darren Jacklin	Director	2013	0	0	250,000	0	0	0	0	0
		2012	0	0	0	0	0	0	0	0

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of August 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END AUGUST 31, 2013

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Neal Allen	0	0	0	0	0	0	0	0	0

Michael Watkins	0	0	0	0	0	0	0	0	0

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                          Dominovas Energy Corporation
                    (formerly Western Standard Energy Corp.)
                           CONSOLIDATED BALANCE SHEETS

                                                                    May 31, 2014          August 31, 2013
                                                                    ------------          ---------------
                                                                     (unaudited)

ASSETS

CURRENT ASSETS
  Cash                                                              $     82,078           $         --
  Prepaids                                                                31,941                  3,156
                                                                    ------------           ------------
                                                                         114,019                  3,156
                                                                    ------------           ------------
LONG TERM ASSETS
  Interest in Dominovas Technologies                                      45,000                     --
  Interest in Pro Eco Energy                                             221,386                     --
                                                                    ------------           ------------

                                                                    $    380,405           $      3,156
                                                                    ============           ============

LIABILITIES

CURRENT LIABILITIES
  Bank indebtedness                                                 $         --           $         76
  Accounts payable and accrued liabilities                               294,526                 80,964
  Due to related parties                                                 139,860                     --
  Notes payable                                                               --                150,000
  Convertible debenture                                                       --                128,289
                                                                    ------------           ------------
                                                                         434,386                359,329
                                                                    ------------           ------------
STOCKHOLDERS' DEFICIT
  COMMON STOCK
    Authorized:
     200,000,000 common shares with par value of $0.001
    Issued and outstanding:
     90,000,000 (August 31, 2013-33,941,993) common shares                90,000                 33,942
  ADDITIONAL PAID IN CAPITAL                                           5,804,566              4,818,940
  OBLIGATION TO ISSUE SHARES                                             117,000                150,000
  DEFICIT ACCUMULATED DURING EXPLORATION STAGE                        (6,065,547)            (5,359,055)
                                                                    ------------           ------------
                                                                         (98,981)              (356,173)
                                                                    ------------           ------------

                                                                    $    380,405           $      3,156
                                                                    ============           ============

   The accompanying notes are an integral part of these financial  statements

                          Dominovas Energy Corporation
                    (formerly Western Standard Energy Corp.)
                      CONDOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                                                             Cumulative from
                                              Three months    Three months     Nine months     Nine months   February 2, 2005
                                                 ended           ended           ended           ended       (Inception) to
                                                 May 31,         May 31,         May 31,         May 31,         May 31,
                                                  2014            2013            2014            2013            2014
                                              ------------    ------------    ------------    ------------    ------------
EXPENSES
  Advertising and promotion                   $         --    $         --    $         --    $         --    $     48,670
  Audit and accounting fees                         31,410          20,121          74,230          49,197         434,969
  Depreciation                                          --              --              --              --          12,280
  Consulting fees and expenses                      21,000          32,750          64,750         112,625         293,014
  Corporate finance fee                                 --              --              --          47,250          47,250
  Due diligence fee                                     --              --              --              --          35,761
  Directors fee                                         --              --          25,000              --          25,000
  Foreign exchange loss                              1,945              --           4,087              --          29,663
  Gain on disposal of oil and gas properties            --              --              --              --          (5,810)
  Gain on settlement of debt                            --          40,000        (290,000)         40,000        (354,992)
  Interest expense                                      --              --          16,712          11,730          99,260
  Interest income                                       --              --              --              --          (3,716)
  Investor communications and transfer agent            --              --           8,663          13,565         535,230
  Dominovas Energy LLC acquisition costs             3,506              --         469,457              --         469,457
  Legal fees                                       109,783              --         115,510          22,456         373,615
  Loss on investment                                (7,113)             --          17,402              --          17,402
  Marketing                                          3,000              --           4,578              --           4,578
  Office and general administration                116,932          53,437         145,107          86,200         385,512
  Product development                                   --              --              --              --         876,451
  Salaries and management fees                          --              --              --              --       1,283,083
  Stock-based compensation                              --              --              --              --         104,366
  Travel and entertainment                          45,697              --          50,996              --         258,887
  Web and graphic design                                --              --              --              --         129,716
  Write-down of assets and liabilities-net              --              --              --              --         (34,650)
  Write-down of oil and gas property                    --              --              --              --       1,000,551
                                              ------------    ------------    ------------    ------------    ------------
                                                   326,160         146,308         706,492         383,022       6,065,547
                                              ------------    ------------    ------------    ------------    ------------

 NET LOSS                                     $   (326,160)   $   (146,308)   $   (706,492)   $   (383,022)   $ (6,065,547)
                                              ============    ============    ============    ============    ============

LOSS PER SHARE - BASIC AND DILUTED            $      (0.00)   $      (0.00)   $      (0.01)   $      (0.01)
                                              ============    ============    ============    ============
WEIGHTED AVERAGE NUMBER OF COMMON STOCK
 OUTSTANDING - BASIC AND DILUTED                90,179,316      33,944,068      58,460,428      33,944,068
                                              ============    ============    ============     ============

   The accompanying notes are an integral part of these financial  statements

                          Dominovas Energy Corporation
                    (formerly Western Standard Energy Corp.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (unaudited)

                                                                                                       Cumulative from
                                                           Nine months            Nine months         February 2, 2005
                                                              ended                  ended             (Inception) to
                                                              May 31,               May 31,                May 31,
                                                               2014                  2013                   2014
                                                           ------------           ------------           ------------
CASH FLOW FROM OPERATING ACTIVITIES
  Net loss                                                 $   (706,492)          $   (383,022)          $ (6,110,547)
  Non-cash items included in net loss:
    Impairment of oil and gas properties                             --                     --                960,551
    Gain on disposal of oil and gas properties                       --                     --                 (5,809)
    Interest expense                                             11,711                 11,264                 45,791
    Loss on investment                                           17,402                     --                 17,402
    Dominovas LLC acquisition costs                             465,951                     --                465,951
    Write-down of accounts payable                                   --                     --                 30,374
    Write-down of assets                                             --                     --                 (4,276)
    Write-down of oil and gas properties                             --                     --                 40,000
    Depreciation                                                     --                     --                 12,280
    Gain on settlement of debt                                 (290,000)                40,000               (354,992)
    Stock issued for services                                    42,500                     --                146,866
  Changes in non-cash working capital
    Receivables                                                      --                     --                 (1,070)
    Prepaid expenses                                            (28,785)                (3,155)                  (291)
    Accounts payable and accrued liabilities                    185,561                 26,562                383,702
    Due to related parties                                       78,909                     --                 78,909
                                                           ------------           ------------           ------------
NET CASH USED IN OPERATING ACTIVITIES                          (223,242)              (308,341)            (4,250,158)
                                                           ------------           ------------           ------------
INVESTING ACTIVITIES
  Purchase of equipment                                              --                     --                (20,287)
  Expenditures on oil and gas properties                             --                     --               (703,242)
  Proceeds on sale of oil and gas properties                         --                     --                 38,500
  Investment in Pro Eco                                         (10,000)                    --                (10,000)
                                                           ------------           ------------           ------------
NET CASH USED IN INVESTING ACTIVITIES                           (10,000)                    --               (695,029)
                                                           ------------           ------------           ------------
FINANCING ACTIVITIES
  Due to related parties                                             --                     --              1,307,771
  Notes payable                                                      --                150,000                210,000
  Issuance of common shares for cash                            161,017                158,462              3,004,479
  Convertible debt                                                   --                     --                 (1,000)
  Net cash acquired on recapitalization                              --                     --                351,636
  Forgiveness of notes payable                                  154,379                     --                154,379
                                                           ------------           ------------           ------------
NET CASH FROM FINANCING ACTIVITIES                              315,396                308,462              5,027,265
                                                           ------------           ------------           ------------

INCREASE IN CASH                                                 82,154                    121                 82,078
Cash, beginning                                                     (76)                    --                     --
                                                           ------------           ------------           ------------
CASH, ENDING                                               $     82,078           $        121           $     82,078
                                                           ============           ============           ============
SUPPLEMENTARY INFORMATION
CASH PAID FOR:
  Interest                                                 $         --           $         --           $     34,382
  Income tax                                               $         --           $         --           $         --
                                                           ============           ============           ============
NON-CASH FINANCING AND INVESTING ACTIVITIES
  Forgiveness of debt                                      $         --           $         --           $     24,000
  Loans settled with oil and gas property interest         $         --           $         --           $    214,138
  Loans converted to common shares                         $         --           $         --           $    879,842
  Oil and gas property purchased for common shares         $         --           $         --           $    450,000
                                                           ============           ============            ============

   The accompanying notes are an integral part of these financial  statements

                          Dominovas Energy Corporation
                    (formerly Western Standard Energy Corp.)
                          NOTES TO FINANCIAL STATEMENTS
                                  May 31, 2014

1. BASIS OF PRESENTATION

The  following  interim  unaudited  financial  statements  have been prepared in accordance  with United States  generally  accepted  accounting  principles  for interim  financial  information  and  with  the  rules  and  regulations  of the
Securities  and  Exchange  Commission   ("SEC").   Accordingly  these  financial
statements do not include all of the disclosures  required by generally accepted accounting principles for complete financial statements. These interim unaudited financial  statements  should be read in conjunction with the Company's  audited financial  statements  for the year ended  August 31,  2013.  In the  opinion of management,  the interim unaudited financial statements furnished herein include all adjustments,  all of which are of a normal recurring nature, necessary for a fair statement of the results of the interim period presented. Operating results for the nine month period ended May 31, 2014 are not  necessarily  indicative of the results that may be expected for the year ending August 31, 2014.

On November 29,  2013,  the Company  acquired  41% of Pro Eco Energy Ltd.  ("Pro
Eco") in exchange for 4,000,000 of the  Company's  common  shares.  Pro Eco is a private company located in Summerland,  B.C, Canada in the business of providing energy  efficient and  environmentally  friendly  heating,  ventilation  and air conditioning ("HVAC") systems for commercial buildings (Note 3).

On  December  2, 2013,  the  Company  entered  into an  agreement  to acquire an additional 8.25% of Pro Eco (Note 3).

On February 20, 2014, the Company  acquired 100% of Dominovas Energy LLC., which has completed the  development of a unique  electric power  generating Fuel Cell system (Note 8).

On  February  24,  2014,  Dominovas  Energy LLC  changed  its name to  Dominovas
Technologies  LLC and is now a  wholly  owned  subsidiary  of  Dominovas  Energy
Corporation.

On  February  24,  2014,  Western  Standard  Energy  Corp.  changed  its name to
Dominovas Energy Corporation.

2. RECENT ACCOUNTING PRONOUNCEMENTS

Recent  pronouncements  with future effective dates are either not applicable or are not expected to be significant to the financial statement of the Company.

3. INTEREST IN PRO ECO ENERGY

On November 29,  2013,  the Company  acquired  41% of Pro Eco Energy Ltd.  ("Pro
Eco") in exchange for 4,000,000 of the Company's common shares (note 5).

On December 2, 2013,  the Company  entered into an agreement to acquire 8.25% of
Pro Eco Energy Ltd. in exchange for the following payments:

     *    $10,000 due on December 2, 2013 (paid);
     *    $10,000 due December 31, 2013 (unpaid);
     *    $10,000 due January 31, 2014 (unpaid); and
     *    $10,000 due May 31, 2014 (unpaid).

The Company has decided to terminate  the agreement and return the shares to the vendor.  During the nine month period ended May 31, 2014, the Company recognized its portion of the loss in Pro Eco of  $17,402.

 4. CONVERTIBLE DEBENTURE

On May 22, 2013, the Company entered into a securities purchase agreement. Under this  agreement,  a convertible  debenture  (the  "Debenture")  in the amount of
CDN$140,000 was issued to the Lenders.  The Debenture is also convertible,  only upon default,  into shares of the Company's  common stock equal in number to 50%
of the total issued and  outstanding  Common Stock of the Company at the time of conversion.  The Debenture is unsecured and matures on May 15, 2014. The Company also has to deliver  600,000  common shares of the Company to the Lenders by May
15, 2014.

On February 11, 2014,  the Debenture  holders agreed to cancel the Debenture and waived any and all  obligation  of the Company to pay the debenture or issue the shares. As a result, a gain on the settlement of $290,000 has been recognized in for the nine months ended May 31, 2014.

5. COMMON STOCK

Authorized: 200,000,000 common shares.

On April  14,  2010,  the  Company  adopted a stock  option  plan  allowing  the
Company's directors to grant up to 5,000,000 stock options pursuant to the terms and conditions of the stock option plan. As at May 31, 2014 no options have been granted.

On December 1, 2013,  the Company issued  1,000,000  shares to an officer of the
Company  for  accounting  services  rendered.  The fair  value of the  shares is
$10,000 (Note 6).

On December 1, 2013,  the Company issued  1,000,000  shares to a director of the
Company  for  consulting  services  rendered.  The fair  value of the  shares is
$10,000 (Note 6).

On December 1, 2013,  the Company  issued  2,250,000  shares to directors of the
Company for directors' fees. The fair value of the shares is $22,500 (Note 6).

On December 6, 2013, the Company issued 3,016,666 shares at $0.001 per share for gross proceeds of $30,167.

On  December  15,  2013,  the  Company  issued  the  4,000,000  shares  for  the acquisition  of 41% of Pro Eco  Energy  Ltd.  The fair  value of the  shares  is
$198,788 (Note 3).

On December  20, 2013,  the Company  issued  3,000,000  shares to settle debt of
$75,000  owing to an officer of the Company and to the  President and CEO of the
Company. The fair value of the shares was $30,000. The gain on the settlement of the debt of $45,000 has been recorded as additional paid in capital (Note 6).

On January 22, 2014, the Company issued  1,385,000 shares at $0.01 per share for gross proceeds of $13,850.

On February  20, 2014,  the Company  acquired  100% of  Dominovas  Energy LLC in exchange for 45,000,000 of the Company's  common  shares.  The fair value of the shares issued is $450,000 (Note 8).

On February 20, 2014, a director of the Company cancelled 4,495,734 shares owned by the President and CEO of the Company. The value of the shares is $4,496.

On May 15, 2014,  468,000  shares at $0.25 per share were  subscribed  for gross proceeds of $117,000.  As of May 31, 2014 quarter end, these shares have not yet been issued and have been recorded under obligation to issue  shares.

 6. RELATED PARTY TRANSACTIONS

During the six months  ended  February 28, 2014,  the Company  incurred  $33,000
(February, 2013 - $55,000) in consulting fees to a relative of a Director of the
Company.  $10,000 of the fees were paid for by the issuance of 1,000,000  shares
(Note 5).  Effective  February 28, 2014,  the related party agreed to cancel the amounts  owing to him by the  Company and waived any and all  obligation  of the
Company to pay the debt.

During the three  months  ended May 31, 2014,  the Company  incurred  $21,000 in consulting fees to a relative of a Director of the Company.  As at May 31, 2014, there was $21,000 owing to the relative of the Director.

During the six months  ended  February 28, 2014,  the Company  incurred  $33,000
(February, 2013 - $Nil) in accounting fees to an officer of the Company. $10,000 of the fees were  paid for by the  issuance  of  1,000,000  shares  (Note 5). On
February 20, 2014,  the officer agreed to cancel the amounts owing to him by the
Company and waived any and all obligation of the Company to pay the debt.

During the three  months  ended May 31, 2014,  the Company  incurred  $21,000 in accounting  fees to an officer of the  Company.  As at May 31,  2014,  there was
$21,000 owing to the officer.

During the six months  ended  February 28, 2014,  the Company  incurred  $22,500
(February,  2013 - $Nil)  in  directors  fees.  The  fees  were  paid for by the issuance of 2,250,000 shares (Note 5)

On December  20, 2013,  the Company  issued  3,000,000  shares to settle debt of
$75,000 owing to an officer of the Company and to a relative of the President of the Company (Note 5). Effective February, 20, 2014, all notes payable owing to a relative of the President of the Company and to an officer of the Company,  were cancelled by the note holders and any and all  obligation  of the Company to pay the notes has been waived.

On February 20, 2014, the Company entered into an employment  agreement with the
President and CEO of the Company. Under the agreement,  the officer will provide executive  services for  consideration  of $177,000 per year.  The  agreement is effective on March 1, 2014 and is for a term of 3 years.  The  agreement  may be terminated by the Company with 30 days' notice.

On February 20, 2014, the Company entered into an employment  agreement with the
Chief Operating  Officer of the Company.  Under the agreement,  the officer will provide executive services for consideration of $104,000 per year. The agreement is effective on March 1, 2014 and is for a term of 3 years. The agreement may be terminated by the Company with 30 days' notice.

On February 20, 2014,  the Company  entered into a consulting  agreement with an officer of the Company. Under the agreement, the officer will provide accounting and consulting  services for consideration of $7,000 per month. The agreement is effective on March 1, 2014 and is for a term of 2 years.

7. COMMITMENTS

On January 1, 2013, the Company  entered into a lease agreement for office space in  Kelowna,  BC for a term of two years.  Under the  agreement,  the Company is committed to rent payments of a minimum of $1,779 per month.

On April 28,  2014,  the  Company  entered  into a lease  agreement  for office, warehouse and production  space in Atlanta,  GA for a term of five years.  Under the  agreement,  the  Company is  committed  to rent  payments of a minimum of $
13,374 per month commencing November 1, 2014.

8. ACQUISITION OF DOMINOVAS ENERGY LLC

On February  20, 2014,  the Company  acquired  100% of  Dominovas  Energy LLC by issuing 45,000,000 of its common stock with a fair value of $450,000.

At the February 20, 2014,  Dominovas  Energy LLC had net liabilities of $60,951.
The Company has fully expensed the total costs of acquisition of  $510,951.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Dominovas Technologies LLC.

We have audited the accompanying balance sheet of Dominovas Technologies LLC as of August 31, 2013 and 2012, and the related statement of operations, members’ deficit and cash flows for the year ended August 31, 2013 and 2012, and the period from August 13, 2012 (inception) through August 31, 2013.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position Dominovas Technologies LLC as of August 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended August 31, 2013 and 2012, and the period from August 13, 2012 (inception) through August 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated.  The Company requires additional funds to meet its obligations and the costs of its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DALE MATHESON CARR-HILTON LABONTE LLP

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
May 29, 2014

Dominovas Technologies LLC
(An Development Stage Company)
BALANCE SHEET

	August 31, 2013	August 31, 2012
ASSETS

Current
Cash	$10	$-

Total assets	10	-

LIABILITIES

Current
Due to related party (Note 3)	58,820	8,440

Total liabilities	58,820	8,440

MEMBERS’ EQUITY (DEFICIT)
Membership units	3	3
Deficit	(58,813)	(8,443)

Total members’ deficit	(58,810)	(8,440)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$10	$-

The accompanying notes are an integral part of these financial statements.

Dominovas Technologies LLC
(An Development Stage Company)
STATEMENT OF OPERATIONS

			Accumulated from
			August 13, 2012
	Years ended		(date of inception) to August 31, 2013
	August 31, 2013	August 31, 2012
EXPENSES
Marketing	$50,370	$6,866	$57,236
Professional fees	-	1,577	1,577

NET AND COMPREHENSIVE LOSS	$(50,370)	$(8,443)	$(58,813)

The accompanying notes are an integral part of these financial statements.

Dominovas Technologies LLC
(An Development Stage Company)
STATEMENT OF CASH FLOWS

			Accumulated from
			August 13, 2012
	Years ended		(date of inception) to August 31, 2013
	August 31, 2013	August 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(50,370)	$(8,443)	$(58,813)
Changes in non-cash working capital items:
Due to related party	50,380	8,440	58,820
Net cash provided by (used in) operating activities	10	(3)	7

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of membership units	-	3	3
Net cash provided by financing activities	-	3	3

Change in cash	10	-	10

Cash, beginning	-	-	-
Cash, ending	$10	$-	$10

The accompanying notes are an integral part of these financial statements.

Dominovas Technologies LLC
(An Development Stage Company)
STATEMENT OF MEMBERS’ DEFICIT

	Membership units – number	Membership units – paid-in capital	Deficit	Total

August 13, 2012 (inception)	-	$-	$-	$-

Issuance of membership units	3	3	-	3
Net loss	-	-	(8,443)	(8,443)

Balance, August 31, 2012	3	3	(8,443)	(8,440)
Net loss	-	-	(50,370)	(50,370)

Balance, August 31, 2013	3	$3	$(58,813)	$(58,810)

The accompanying notes are an integral part of these financial statements.

Dominovas Technologies LLC
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
August 31, 2013

1. NATURE OF BUSINESS AND CONTINUANCE OF OPERATIONS

Dominovas Technologies LLC (the "Company") was formed on August 13, 2012 under the laws of the state of Delaware as Dominovas Energy LLC. The Company changed its name to Dominovas Technologies LLC on February 24, 2014.  The Company is the developer of utility sized fuel cell systems.

Going Concern
These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenues since inception and has not paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. These factors raise substantial concern about the ability of the Company to continue as going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties.

These financial statements do not include any adjustments to the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management of the Company has undertaken steps as part of a plan with the goal of sustaining Company operations for the next twelve months and beyond. These steps include continuing efforts to raise additional capital and/or other forms of financing; and controlling overhead and expenses. There can be no assurance that any of these efforts will be successful.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These financial statements are presented in accordance with generally accepted accounting principles in the United States ("US GAAP") and the rules and regulations of the Securities and Exchange Commission ("SEC") and are expressed in US dollars.

Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas of estimate include the recognition of deferred income tax assets and the measurement of financial instruments and stock bases transactions. Actual results could differ from those estimates.

Basic and Diluted Net Loss Per Share
The Company computes loss per share in accordance with ASC 260, “Earnings per Share”, which requires presentation of both basic and diluted loss per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted loss per share, the average stock price for the period issued in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted loss per share excludes all dilutive potential shares if their effect is anti-dilutive.

Fair Value of Financial Instruments
The following provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which fair value is observable:

Level 1 – fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 – fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3 – fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment to estimation. Valuations based on unobservable inputs are highly subjective and require significant judgments. Changes in such judgments could have a material impact on fair value estimates. In addition, since estimates are as of a specific point in time, they are susceptible to material near-term changes. Changes in economic conditions may also dramatically affect the estimated fair values.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2013. The respective carrying value of certain financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include due to related parties.

Recent Accounting Pronouncements
Recent pronouncements with future effective dates are either not applicable or are not expected to be significant to the financial statements of the Company.

3. RELATED PARTY TRANSACTIONS

As at August 31, 2013, $58,820 (2012 - $8440) was due to a member of the Company. The amount is unsecured, does not bear interest and has no fixed terms of repayment.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

Item	Amount

SEC Registration Fee	$523.
Legal Fees and Expenses*	$20,000
Accounting Fees and Expenses*	$12,500
Miscellaneous*	$5,000
Total*	$38,023

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Prior to this Offering, we offered and sold securities below. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Sections 4(2) of the Securities Act of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder, for the offer and sale of the securities.

We believed these exemptions were available because:

•	We are not a blank check company;

•	Sales were made to non-United States Persons; or

•	As to sales to United States Persons:

•	Sales were not made by general solicitation or advertising;

•	All certificates had restrictive legends;

•	Sales were made to persons with a pre-existing relationship to our directors or executive officers; and

•	Sales were made to investors who represented that they were accredited investors.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records

•	Access to all material contracts and documents relating to our operations.

•
The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access. Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

On June 19, 2014, the Company issued 60,000 shares at $0.25 per share to Neal Allen in an exempt private placement for gross proceeds of $15,000.

On June 2, 2014, the Company issued 8,000 shares at $0.25 per share in an exempt private placement for gross proceeds of $2,000.

On May 15, 2014, the Company issued 468,000 shares at $0.25 per share in an exempt private placement for gross proceeds of $117,000.

On February 20, 2014 Dallas Gray returned 4,495,734 shares of common stock of the Company for cancellation.

On February 20, 2014 we issued 45,000,000 shares of common stock of the Company to the Members of Dominovas Energy.

On February 13, 2014, the holders of a debenture convertible into common stock of the Company contributed such debenture to the Company without consideration. No interest or principal was paid or will be payable on such debenture, and such debenture was not converted into common stock of the Company.

On January 22, 2014 we issued 1,385,000 shares of our common stock of the Company at $0.01 per share in a private placement to 7 accredited investors.

On December 9, 2013 we issued 3,016,666 shares of common stock of the Company at $0.01 per share in a private placement to 26 accredited investors.

On December 5, 2013 we issued 2,250,000 shares of common stock of the Company to 2 directors and 2,000,000 shares to consultants.

On November 29, 2013, the Company acquired of 41% of Pro Eco Energy in exchange for 4,000,000 of the shares of common stock of the Company. On December 2, 2013, the Company acquired an additional 8.25% of Pro Eco Energy.

On November 27, 2012, the Company issued 480,000 shares of its common stock at $0.25 per share for gross proceeds of $120,000.

On November 12, 2012, the Company issued 30,769,857 shares of its common stock at $0.00125 per share for gross proceeds of $41,587.

On November 12, 2012, the Company issued 2,500,000 shares of its common stock in exchange for the conversion of $3,125 of debt.

On April 14, 2010 the stockholders approved a resolution to increase the Company's authorized share capital from 2,812,500 shares of common stock to 200,000,000 shares of common stock.

On February 16, 2010, the Company issued 100,000 shares of its common stock to Monaco Capital Inc., a Belize company, at a price per share of $0.00125 pursuant to a private placement subscription agreement.

During the period from January 1, 2010 to October 21, 2014 there were no other issuances of common stock.

Exhibit	Description

3.01	Articles of Incorporation. (attached as an exhibit to our Registration Statement on Form SB-2, filed on November 2, 2005).

3.02	Bylaws (attached as an exhibit to our Registration Statement on Form SB-2, filed on November 2, 2005).

3.03	Articles of Merger (attached as an exhibit to our current report on Form 8-K filed on June 28, 2006).

3.04	Certificate of Change dated June 8, 2006 (attached as an exhibit to our Registration Statement on Form S-1 filed on July 28, 2014).

3.05	Certificate of Change dated August 27, 2007 (attached as an exhibit to our Registration Statement on Form S-1 filed on July 28, 2014).

3.06	Articles of Merger dated August 27, 2007 (attached as an exhibit to our Registration Statement on Form S-1 filed on July 28, 2014).

3.07	Articles of Merger dated November 28, 2007 (attached as an exhibit to our Registration Statement on Form S-1 filed on July 28, 2014).

3.08	Certificate of Amendment to Articles of Incorporation filed February 24, 2014 (attached as an exhibit to our current report on Form 8-K filed on February 28, 2014)

5.01	Legal Opinion of Frederick C. Bauman, Attorney*

10.01
Equity Purchase Agreement, dated as of February 20, 2014 among Western Standard Energy Corp., Dominovas Energy, LLC and the Members of Dominovas Energy, LLC 2014 (attached as an exhibit to our current report on Form 8-K filed on February 28, 2014)..

10.02	Employment Agreement of Neal Allen dated February 20, 2014 2014 (attached as an exhibit to our current report on Form 8-K filed on February 28, 2014)..

10.03	Employment Agreement of Michael Watkins dated February 20, 2014 2014 (attached as an exhibit to our current report on Form 8-K filed on February 28, 2014)..

10.04	Equity Purchase Agreement between the Company and Kodiak Capital Group, LLC (attached as an exhibit to our current report on Form 8-K filed on October 21, 2014).

10.05	Registration Rights Agreement between the Company and Kodiak Capital Group, LLC (attached as an exhibit to our current report on Form 8-K filed on October 21, 2014).

10.06	Note by the Company to Kodiak Capital Group, LLC*

23.01	Consent of Dale Matheson Carr-Hilton LaBonte, LLP*

23.02	Consent of Frederick C. Bauman (included in Exhibit 5.01)*

* Filed herewith.

UNDERTAKINGS

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on November 3, 2014

Dominovas Energy Corporation

By:	/s/ Neal Allen
Neal Allen
Chairman, President and CEO, Principal Executive Officer

By:	/s/ Neal Allen
Neal Allen
(Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Neal Allen	Chairman, President, Chief Executive Officer, Director	November 3, 2014
Neal Allen

/s/ Emilio De Jesus	Director	November 3, 2014
Emilio De Jesus

/s/ Spero Plavoukos	Director	November 3, 2014
Spero Plavoukos

/s/ Dallas Gray	Director	November 3, 2014
Dallas Gray

/s/ Darren Jacklin	Director	November 3, 2014
Darren Jacklin